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                                                                   Exhibit 10.59


                  Restated Amendment dated July 18, 1996 to the
                          Harrah's Entertainment, Inc.
                      Executive Deferred Compensation Plan


         Pursuant to approval by the Human Resources Committee of the Harrah's Entertainment, Inc. Board of Directors, the following subparagraph 5.1(c) is hereby added to Article V of the Executive Deferred Compensation Plan:

         (c) Notwithstanding any other provision of the Plan, at any time after July 18, 1996, any Participant or Beneficiary will be entitled to receive, upon written request signed by the Participant or Beneficiary and delivered to the Company's Corporate Compensation Department, a lump sum distribution equal to 90% of all or a specified percentage or amount, as designated by the Participant or Beneficiary, of the Participant's or Beneficiary's vested Account balance as of the Determination Date immediately preceding the date on which the Corporate Compensation Department receives the written request; provided that the second request for any such withdrawal must designate the entire vested Account Balance for withdrawal and the Notice Date for such second request must be at least one year after the first Notice Date. The date the Corporate Compensation Department receives a written request for such withdrawal is referred to as a "Notice Date". The amount payable under this subsection (c) will be paid in a lump sum subject to any applicable withholding taxes within sixty (60) days following the Notice Date. The remaining 10% of the amount designated for distribution will be forfeited to the Company by the Participant or Beneficiary and the Participant or Beneficiary will have no rights whatsoever thereto.
                  The request for the distribution and the 10% forfeiture will become irrevocable on the tenth day after the Notice Date for the distribution. Notwithstanding any deferral elections, such Participant will not be eligible for any deferrals under the Plan for a one year period from the Determination Date, with further payroll deferrals to stop starting with the first payroll date that is administratively feasible for ceasing deferrals that occurs after a Notice Date. In addition, any deferrals that may have occurred after the Determination Date immediately preceding a Notice Date and before such cessation of deferrals will be reversed and sent to the Participant as soon as


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                  practicable without interest and subject to applicable
                  withholding taxes. The vested Account balance of such a Participant or Beneficiary will be determined as follows:

                  (1) For a director Participant, the vested Account balance is the Retirement Account balance.

                  (2) If the Participant is a current employee and would be eligible for or otherwise entitled to his or her Retirement Account balance if he or she terminated employment on the Notice Date for the distribution, the vested Account balance is the Retirement Account balance. Otherwise, it will be the Termination Account balance.

                  (3) If the Participant has terminated service or with respect to a Beneficiary, the vested Account balance is either the Retirement Account balance or the Termination Account balance, as the case may be, which the Participant or Beneficiary was vested in and eligible for as of the Notice Date for the distribution.

         IN WITNESS WHEREOF, this Restated Amendment has been executed as of this 18th day of July, 1996.



                                       Harrah's Entertainment, Inc.



                                       By:  /s/ Neil F. Barnhart
                                            -------------------------

                                       Title: Vice President
                                            -------------------------